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                                                              Exhibit 10(ii)(au)

                AMENDMENTS TO MIRROR SAVINGS PLAN I, II and III

1. Section 2.02 (Eligible Associate) of the J. C. Penney Company, Inc. Mirror Savings Plan III is amended effective August 1, 1999 to revise paragraph two to read as follows:

         An Associate shall not be designated as an Eligible Associate unless he (a) is employed with the Company at a position responsibility level of 15 or above, or with an Employer at a comparable position responsibility level as determined by the Vice President and Director of Human Resources (or his successor by title or position) in his sole discretion and (b) is expected to have projected earnings of at least $100,000 for his first year of employment based on his Compensation as of his date of hire.

2. Section 2.04 (Election to Defer) of the J. C. Penney Company, Inc. Mirror Savings Plan III is amended effective August 1, 1999 to revise subparagraph
     (b) of paragraph two and to add a new paragraph after subparagraph (c) of paragraph two to read as follows:

         (b) For a Plan Year beginning after December 31, 1999, on or before the last day of the 30-day period ("election period") beginning on the Eligible Associate's date of hire and shall be effective on the first day of the next calendar month beginning after the end of the election period, or

         The election period described in (b) above shall begin on the date of the written offer to participate in the Plan if the Vice President and Director of Human Resources (or his successor by title or position) determines in his sole discretion that the Eligible Associate did not have adequate time after his date of hire to make an Election to Defer.

3. Section 4.02 (Company Accounts) of the J. C. Penney Company, Inc. Mirror Savings Plans I and II is amended effective March 1, 2001 to delete the words "who has attained age 55 and is 100% vested in his Company Accounts under the Plan" from the first sentence.

4. Section 7.03 (Death) of the J. C. Penney Company, Inc. Mirror Savings Plans I, II and III is amended effective January 1, 1999 for Plans I and II and August 1, 1999 for Plan Ill to restate the first two paragraphs to read as follows:

         The Beneficiary of a Participant who (1) has a Separation from Service because of death, or (2) dies after his Separation from Service but before receiving all of his vested Plan benefits shall be entitled to receive
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     the remaining annual installments to which the Participant was entitled as of the date of death. The first annual installment payable to the Beneficiary shall be paid in January following the Participant's date of death, or, if later, after satisfactory proof of death is received by the Plan Administrator. Each annual installment thereafter shall be paid in January of each year. Payment dates shall be determined by a Plan Administrator.

         A single-sum distribution shall be paid to the estate of the Participant if as of the date of death (1) no valid beneficiary designation by the Participant is on file with the Plan Administrator, or (2) the Beneficiary has predeceased the Participant, or (3) the Beneficiary has died within 30 days after the Participant's date of death.

5. The J. C. Penney Company, Inc. Mirror Savings Plan III is amended effective August 1, 1999 to delete the words "Personnel and Compensation Committee" in each place in which they appear and to substitute therefor the words "Benefit Plans Review Committee" In each such place.